Exhibit 99.2

ENTER GRANT SEQ.# HERE

INCENTIVE STOCK OPTION AGREEMENT

THIS INCENTIVE STOCK OPTION AGREEMENT (the “Agreement”) is made and entered into as of this Xth day of MONTH, 19XX, by and between NETSOLVEsm INCORPORATED, a Delaware corporation (the “Company”), and NAME, an employee of the Company (“Optionee”).

WHEREAS, the Company desires, by affording Optionee an opportunity to purchase shares of its Common Stock, $.01 par value per share (the “Common Stock”), as hereinafter provided, to carry out the purposes of the NETSOLVE INCORPORATED 1988 Stock Option Plan, as amended (the “Plan”);

NOW, THEREFORE, in consideration of the covenants herein set forth, the parties hereto have agreed and do hereby agree as follows:

1. Grant of Option. The Company hereby grants to Optionee, pursuant to the Plan, the terms and provisions of which are incorporated herein by reference, an option (the “Option”) to purchase all or any part of XXX shares of the Common Stock of the Company on the terms and conditions herein set forth.

2. Purchase Price. The purchase price of each share of Common Stock subject to this Option shall be $XXX per share. Full payment for shares purchased upon exercise of this Option shall be made in cash, cashier’s check or by delivery of previously owned shares of Common Stock or partly in cash or such check and partly in such stock. The value of shares of Common Stock delivered in connection with the payment of the option price shall be the fair market value of such shares as determined by the Board of Directors of the Company (the “Board”) and such determination shall be binding upon the Optionee. No shares may be issued until full payment of the purchase price therefor has been made.

3. Term of Option. The term of the Option shall be for a period of ten (10) years from the Date of Grant, subject to earlier termination or cancellation as provided herein and in the Plan.

4. Exercise of the Option. This Option shall be exercisable in full or in part at any time, and from time to time, during the term hereof. No fractional shares may be issued pursuant to the exercise of this Option. Furthermore, the exercise of this Option shall be subject to the condition that if at any time the Company shall determine in its sole discretion that the satisfaction of withholding tax or other withholding liabilities, or that the listing, registration, or qualification of any shares otherwise deliverable upon such exercise upon any national securities exchange or under any state or federal law, or that the report to, or consent or approval of, any regulatory body, is necessary or desirable as a condition of, or in connection with, such exercise or the delivery or purchase of shares pursuant hereto, then in any such event, such exercise shall not be effective unless such withholding, listing, registration, qualification, report, consent or approval shall have been effected or obtained free of all conditions not acceptable to the Company.

5. Notice of Election. Subject to the terms and conditions hereof, Optionee may exercise this Option by delivering written notice to the President or the Secretary of the Company in person or by registered or certified mail, postage prepaid. Such notice shall state the election to partially or totally exercise this Option and the number of shares in respect of which it is being exercised, and shall be signed by Optionee. Such notice shall be accompanied by payment as provided for hereinbefore, in which event, the Company shall deliver a certificate or certificates, as may be requested by Optionee, representing such shares as soon as practicable after the notice and payment shall be received. The certificate or certificates for the shares as to which the Option shall have been exercised shall be registered as designated in the notice. In the event the Option shall be exercised, pursuant to Paragraph 8 hereof, by any person or persons other than the Optionee, such notice shall be accompanied by proof deemed appropriate by the Company of the right of such person or persons to exercise the Option. All shares that shall be purchased upon the exercise of this Option as provided herein shall be fully paid and non-assessable.

6. Non-Transferability. During the lifetime of Optionee, this Option shall be exercisable only by Optionee. This Option shall not be assignable or transferable by Optionee, voluntarily or by operation of law, other than by will or by the laws of descent and distribution. Neither this Option nor the shares covered hereby shall be pledged or hypothecated in any way. Neither this Option nor the shares covered hereby shall be subject to execution, attachment, or similar process except with the prior written consent of the Board.

7. Termination of Employment. In the event that Optionee shall at any time hereafter cease to be an employee of the Company or its subsidiaries for any reason other than his death, the Option may be exercised, to the extent of the shares with respect to which the Option could have been exercised by Optionee on the date of such termination prior to the earlier of the date of its expiration or: (i) thirty (30) days after the date of such termination in the case of termination for any reason other than retirement, permanent disability or death; or (ii) three (3) months after the date of such termination, in the case of termination by reason of retirement or permanent disability.

8. Death of Optionee. If Optionee dies prior to the termination of his right to exercise the Option in accordance with the provisions hereof without having totally exercised the Option, the Option may be exercised, to the extent of the shares with respect to which the Option could have been exercised by Optionee on the date of Optionee’s death, by the Optionee’s estate or by the person who acquires the right to exercise the Option by bequest, inheritance, or by reason of the death of the Optionee, provided the Option is exercised prior to the date of its expiration or one (1) year from the date of the Optionee’s death, whichever occurs first.

9. Adjustments. The number of shares of Common Stock covered by this Option and the option price may be adjusted to reflect, as deemed appropriate by the Board in its discretion, any stock dividend, stock split, reverse stock split, share combination, exchange of shares, recapitalization, merger, consolidation, separation, reorganization, liquidation or the like of or by the Company. Decisions by the Board as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive on Optionee.

10. No Other Rights or Obligations. Optionee shall have no rights by reason of this Option as a stockholder with respect to any shares covered hereby until the date of the issuance of one (1) or more stock certificates to him for such shares pursuant to the due exercise of the Option. The granting of this Option does not confer on Optionee any continued right of employment with or service to the Company or any additional rights other than as expressly provided for herein. There is no obligation upon Optionee to exercise this Option or any part thereof.

11. Subject to Plan. This Option is subject to all of the terms and conditions of the Plan (and as amended hereafter if the Plan is amended hereafter). In the event of any conflict between such terms and conditions and those set forth herein, the terms of the Plan shall govern and be determinative.

12. Incentive Stock Option. This Option is intended to qualify as an “incentive stock option” under the Internal Revenue Code of 1986, as amended, and applicable regulations and rules promulgated thereunder (collectively, the “Code”) and shall be so construed; provided, however, that nothing in this Agreement nor in the Plan shall be deemed to be or interpreted as a representation, guarantee or other undertaking on the part of the Company that such Option is or will be determined to be an “incentive stock option” under the Code. In the event that this Option shall not qualify as an “incentive stock option” or for any reason the Optionee shall not be entitled to the favorable tax treatment currently applicable to the exercise of “incentive stock options” under certain conditions, this Option shall nevertheless continue to be exercisable in accordance with its terms.

13. Amendment. The Board shall have the right, without the consent or approval of the Optionee, to amend, modify, limit or terminate this Option or any term or provision hereof; provided, however, that no such action may be taken by the Board, not expressly provided for herein or in the Plan, in derogation of the vested rights of the Optionee, without the consent or approval of the Optionee. Any such action by the Board shall be final and binding on Optionee.

14. Shareholder’s Agreement. The exercise of this Option is expressly conditioned upon the prior or contemporaneous execution by the Optionee and the Company of a Shareholder’s Agreement, as provided in the Plan. All rights of the Optionee and Optionee’s heirs, successors and assigns shall be determined by such agreement and Optionee and Optionee’s heirs, successors and assigns shall be bound thereby. The shares of Common Stock issued pursuant to the exercise hereof shall not be deemed to be “fully vested stock options” and shall be subject to the repurchase rights as provided in such Shareholder’s Agreement.

IN WITNESS WHEREOF, NETSOLVEsm INCORPORATED and Optionee have executed this Incentive Stock Option Agreement as of the date first above written.

Address for Notices:	NETSOLVEsm INCORPORATED
9130 Jollyville Road
Austin, Texas 78759-7475

By:	__________________________________________
Kenneth C. Kieley, Vice President - Finance,
Chief Financial Officer and Secretary

OPTIONEE:
__________________________________________
Name

__________________________________________ Street Address

__________________________________________ City, State, Zip

SHAREHOLDER’S AGREEMENT

THIS SHAREHOLDER’S AGREEMENT (the “Agreement”) is made as of the DATEth day of MONTH, YEAR, by and between NETSOLVEsm INCORPORATED, a Delaware corporation (the “Company”), and «EmployeeName» (the “Purchaser”).

WHEREAS, the Purchaser has been granted an option to purchase shares of Common Stock of the Company under the Company’s 1988 Stock Option Plan (the “Plan”); and

WHEREAS, the Purchaser and the Company desire to set forth certain rights and obligations of the parties with respect to the Common Stock which may from time to time be purchased by the Purchaser;

NOW, THEREFORE, IT IS HEREBY AGREED:

1. Sale and Purchase of Shares. Pursuant to the terms and conditions of this Agreement, upon exercise of Purchaser’s option, the Purchaser shall purchase, and the Company shall sell to Purchaser, «NumberShares» shares of Common Stock of the Company (the “Shares”) for a cash consideration of $«CostShare» per share.

2. Company’s Right to Repurchase. The Shares shall be subject to the following right (“Repurchase Right”):

(a) If the Purchaser should cease to be employed by the Company, for any reason or no reason, with or without cause, as determined by and in the sole discretion of the Board of Directors of the Company (excluding leave(s) of absence authorized in writing by the Company, specifying the date on which Purchaser shall return to work), the Company (or, as provided in (c) below, its designee) shall have the right to repurchase from the Purchaser, or the Purchaser’s personal representative as the case may be, all of the Shares subject to the Repurchase Right. The starting date for determination of the percentage of the Shares which are subject to the Repurchase Right shall be MONTH DATE, YEAR (the “Vesting Commencement Date”).

(b) The percentage of the Shares which are subject to the Repurchase Right shall be determined as follows:

Length of Time Employee Has Been Employed by the Company Since the Vesting Commencement Date	Percentage of Shares Subject to Repurchase Right
Less than 4 completed quarters	100%
4 completed quarters	75%
5 completed quarters	68.75%
6 completed quarters	62.50%
7 completed quarters	56.25%
8 completed quarters	50%
9 completed quarters	43.75%
10 completed quarters	37.50%
11 completed quarters	31.25%
12 completed quarters	25%
13 completed quarters	18.75%
14 completed quarters	12.50%
15 completed quarters	6.25%
16 completed quarters	None

A completed quarter excludes the specified time during which Purchaser is on any approved leave(s) of absence and the measurement of time from the Vesting Commencement Date shall abate during such specified time.

(c) Within sixty (60) days after the later of the date when Purchaser’s active employment ceases or the date any approved leave terminates (if Purchaser fails to return to work within the time specified), upon notice to Purchaser specifying the time, place and date for settlement, the Company (or, to the extent the Company is legally prohibited from exercising such right, its designee) shall repurchase from the Purchaser, in cash, at Purchaser’s original purchase price per share as set forth in Paragraph 1 above, the Shares which are subject to the Repurchase Right. If the Company is prohibited by law from fully exercising, or the Company (or its designee) fails to fully exercise within such sixty (60) day period, its Repurchase Right, the Repurchase Right shall expire as to all Shares.

(d) Nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company to terminate Purchaser’s employment, for any reason, with or without cause.

3. Rights as Stockholder; Escrow.

(a) Subject to the terms and conditions of this Agreement, the Purchaser shall have all of the rights of a stockholder of the Company with respect to the Shares from and after the date of issuance of the Shares until repurchase or other disposition of the Shares as provided for herein. At all times after the date of this Agreement, whenever submitted to the stockholders of the Company for vote thereon, the Purchaser agrees to vote the Shares in accordance with the terms of Section 8 of that certain Series B Preferred Stock Purchase Agreement (the “Stock Purchase Agreement”), dated as of October 19, 1992, by and among the Company and the Investors (as defined therein) (the terms of which, as they may be amended from time to time pursuant to such Stock Purchase Agreement, are incorporated herein by reference) as though he were a party thereto.

(b) Purchaser shall deliver all certificates representing the Shares to the Secretary of the Company for safekeeping. Each such certificate shall be accompanied by a duly executed stock power authorizing any officer to effect the transfer of such Shares on the books of the Company in accordance with the terms of this Agreement. If Purchaser so requests, such Secretary will deliver to Purchaser certificates representing such number of Shares as are not then subject to the Repurchase Right. Within five (5) days after the exercise or lapse without exercise of the Repurchase Right, the Company will direct its Secretary to deliver to Purchaser a certificate(s) representing the aggregate number of Shares, if any, not repurchased by the Company.

4. Stock Splits, Recapitalizations, Etc. If during the term of the Repurchase Right:

(a) there is any stock dividend, stock split, recapitalization or other change in the character or amount of the outstanding securities of the Company; or

(b) there is any consolidation, merger or sale of all, or substantially all, of the assets of the Company;

then, in such event, any and all new, substituted or additional securities or property to which the Purchaser is entitled by reason of ownership of the Shares shall be immediately subject to this Agreement and be included in the term “Shares” for all purposes of this Agreement, and the repurchase price per share specified in Paragraph 2(c) shall be appropriately adjusted by the Board of Directors of the Company.

5. Purchase of Additional Stock. If the Purchaser at any time after the date of this Agreement acquires any capital stock of the Company, in addition to that described in Paragraphs 1 and 4 above (other than capital stock acquired on the open market or from an unrelated third party, and capital stock acquired from the Company which the Board of Directors of the Company, in its discretion, expressly designates as not subject to this

Agreement), or any options, rights or warrants therefor (“Additional Stock”), such Additional Stock shall be immediately subject to this Agreement and included in the term “Shares” for all purposes of this Agreement; provided, however, that:

(a) the repurchase price per share of such Additional Stock shall be the purchase price paid or to be paid by the Purchaser therefor;

(b) any such Additional Stock purchased pursuant to a vested option shall be deemed to be fully vested and not subject to the Repurchase Right; and

(c) the “Vesting Commencement Date” for purposes of the Repurchase Right shall be the date of purchase by, or issuance to, Purchaser of such Additional Stock unless otherwise specified by the Company’s Board of Directors at the time of such purchase or issuance.

6. Right of First Refusal. Shares subject to the Repurchase Right may not be transferred. Before any Shares held by the Purchaser and not subject to the Repurchase Right may be sold or otherwise transferred (including, but not limited to, any transfer by operation of law and any transfer at death or by inheritance, but excluding a transfer described in Paragraph 6(e) hereof), such Shares shall first be offered to the Company in the following manner:

(a) Purchaser shall deliver to the Company a notice (the “Notice”) stating (i) his bona fide intention to sell or otherwise transfer such Shares; (ii) the number of Shares to be transferred; (iii) the name of the proposed transferee; and (iv) the price or other consideration for which Purchaser proposes to transfer the Shares.

(b) At any time within sixty (60) days after receipt of the Notice, the Company, upon notice to Purchaser specifying the time, place and date for settlement, may elect to purchase all of the Shares specified in the Notice at the price per share specified therein, or if no price is specified, at the fair market value thereof as determined in good faith by the Company’s Board of Directors.

(c) The Company’s right of first refusal provided for in this Paragraph 6 shall not be assignable, except that if the Company does not, for any reason, exercise its right of first refusal within thirty (30) days after receipt of the Notice, the Company hereby assigns such right as of that date to the Investors (as defined in the Stock Purchase Agreement), or their heirs, executors, guardians, successors and assigns, who are then holders of the Company’s Preferred Stock or Common Stock of the Company into which such stock has been converted. The Company may also, by written agreement, assign such right (on a pro rata basis) to subsequent purchasers of the Company’s Preferred Stock. The right shall be exercisable by each such assignee, upon notice to Purchaser specifying the time, place and date for settlement, with respect to the number of Shares subject to such right in the proportion which the number of shares of Common Stock owned (or which would be owned upon conversion of the Preferred Stock) by such assignee at the time of exercise, bears to the total number of shares of

Common Stock so owned or deemed to be owned by all such assignees. Each such assignee which exercises its right to purchase all of the Shares purchasable by it hereunder may, in addition, exercise such right as to the Shares not purchased by other assignees hereunder, pro rata based upon the number of shares of Common Stock so owned (or deemed to be owned) by each assignee exercising its right hereunder. The sale by Purchaser to the Company or its assignees shall be consummated within sixty (60) days after receipt by the Company of the Notice.

(d) If all of the Shares to which the Notice refers are not purchased by the Company or such assignees within such sixty (60) day period, then such right of first refusal shall terminate and Purchaser may sell such Shares to any person named in the Notice at the price specified therein, or at a higher price, provided that such sale or transfer is consummated within ninety (90) days of the date of the Notice to the Company, and provided further, that any such sale is in accordance with all the terms and conditions hereof. If the Purchaser does not consummate the sale or transfer within such 90-day period, the right of first refusal provided herein shall be deemed to be revived with respect to such Shares and no sale or transfer shall be effected without first offering the Shares in accordance herewith.

(e) There shall be excepted from this right of first refusal any gift or donation to a member of Purchaser’s family, or to a trust established for the benefit of Purchaser or a member or members of his family, provided that any such transfer to a child who is then under twenty-one (21) years of age must be conditioned upon the Purchaser retaining and reserving for himself the right to do any act with respect to the transferred Shares on behalf of such transferee that is permitted, authorized or required by this Agreement. For purposes hereof, the term “family” shall mean the spouse, natural or adopted children and other lineal descendants, parents, parents-in-law, brothers, sisters, nephews, and nieces of Purchaser.

(f) Notwithstanding the above, neither the Company nor its assignees shall have any right under this Paragraph 6 at any time subsequent to the closing of a bona fide, firm commitment underwritten public offering of the Common Stock of the Company pursuant to a Registration Statement on Form S-1, or its then equivalent, declared effective under the Securities Act of 1933, as amended.

7. Investment Representations of Purchaser. Purchaser hereby represents and warrants that he is acquiring the Shares with his own funds for investment for an indefinite period for his own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof, and that he has no present intention of selling, granting participation in, or otherwise distributing the same, but subject, nevertheless, to any requirement of law that the disposition of his property shall at all times be within his control. Purchaser further represents that he does not have any contract, undertaking, agreement or arrangement to sell, transfer, or grant participation to any third person, with respect to any of the Shares.

Purchaser represents that he is able to fend for himself in the transaction contemplated by this Agreement, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of his investment, has the ability to bear the economic risks of his investment and has been furnished with and has had access to such information as would be made available in the form of a registration statement, together with such additional information as is necessary to verify the accuracy of the information supplied and to have all questions answered by the Company.

Purchaser understands that the Shares have not been registered under the Securities Act of 1933, as amended (the “Act”), on the ground that the sale provided for in this Agreement is exempt pursuant to Section 3(b) or 4(2) of the Act, and that the Company’s reliance on such exemption is predicated on his representations set forth herein.

Purchaser understands that if the Company does not register with the Securities and Exchange Commission pursuant to Sections 12 or 15 of the Securities Exchange Act of 1934 or if a registration statement covering the Shares (or a filing pursuant to the exemption from registration under Regulation A of the Act) under the Act is not in effect when he desires to sell the Shares, he may be required to hold the Shares for an indeterminate period. The Purchaser also acknowledges that he understands that any sale of the Shares which might be made by him in reliance upon Rule 144 under the Act may be made only in limited amounts in accordance with the terms and conditions of that Rule and that he may not be able to sell the Shares at the time or in the amount he so desires. Purchaser is familiar with Rule 144 and understands that the Shares constitute “restricted securities” within the meaning of that Rule.

Purchaser agrees that in no event will he make a disposition of any of the Shares unless and until (a) he shall have notified the Company of the proposed disposition and shall have furnished the Company with a statement of the circumstances surrounding the proposed disposition, and (b) he shall have furnished the Company with an opinion of counsel satisfactory to the Company to the effect that (i) such disposition will not require registration of such Shares under the Act, or (ii) that appropriate action necessary for compliance with the Act has been taken, or (c) the Company shall have waived, expressly and in writing, its rights under clauses (a) and (b) of this subparagraph. The Company shall be under no obligation to register such Shares.

8. Restrictive Legends. All certificates representing any Shares subject to the provisions of this Agreement shall have endorsed thereon the following legends:

(a) “THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN SHAREHOLDER’S AGREEMENT WHICH, AMONG OTHER THINGS, INCLUDES A RIGHT OF REPURCHASE OF THESE SECURITIES, A RIGHT OF FIRST REFUSAL ON THE SALE OF THE SECURITIES AND REQUIRES THAT THESE SECURITIES BE VOTED AS THEREIN PROVIDED. COPIES OF THE AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.”

(b) “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT COVERING SUCH SHARES UNDER THE SECURITIES ACT OF 1933, OR PURSUANT TO RULE 144 UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT.”

(c) Any legend required to be placed thereon by applicable state securities or corporation laws.

9. No Obligation to Transfer. The Company shall not be required (i) to transfer on its books any Shares which shall have been sold or transferred in violation of any of the provisions set forth in this Agreement, or (ii) to treat as owner of such Shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such Shares shall have been so transferred.

10. Further Assurances. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

11. Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, with postage and fees prepaid, addressed to the other party hereto at the address shown below his signature or at such other address as such party may designate by ten (10) days’ advance written notice to the other party hereto.

12. Governing Law. This Agreement shall be construed, governed and enforced in accordance with the laws of the State of Texas, except to the extent the General Corporation Law of the State of Delaware is applicable.

13. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof. This Agreement may only be amended with the written consent of the parties hereto and the written consent of the Investors, or their respective successors or assigns, who are then holders of at least a majority of the Company’s outstanding shares of Preferred Stock or Common Stock of the Company into which such Preferred Stock has been converted; and no oral waiver or amendment shall be effective under any circumstances whatsoever.

14. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators, guardians and personal representatives. Nothing in this Agreement shall be construed to give any person or entity other than the parties hereto and their respective successors any legal or equitable right, remedy or claim under this Agreement.

15. Headings. Headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

NETSOLVEsm INCORPORATED

By:	_____________________________________________
Kenneth C. Kieley, Vice President - Finance,
Chief Financial Officer and Secretary
9130 Jollyville Road, Suite 200
Austin, Texas 78759-7475

PURCHASER

___________________________________________________
«EmployeeName»

________________

Address:	__________________________________________

__________________________________________

__________________________________________